EXECUTIVE EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this "Agreement") is made between Canadian Pacific Railway Company (the "Company") and Hunter Harrison (the "Executive"), effective as of June 28, 2012 (the "Effective Date").
WHEREAS, the Executive has been hired by the Company to serve as the President and CEO; and
WHEREAS, the Company and the Executive desire, as of the Effective Date, to enter into a written employment agreement and define the terms of the employment relationship;
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained, the Company and the Executive agree as follows:
1.Employment; Office and Duties. As of the Effective Date the Company shall employ the Executive in the capacity of President and CEO with the duties and responsibilities normally incident to such a position, and the Executive hereby accepts such employment, on the terms and conditions set forth below. The Executive shall report directly to the Board of Directors. In his capacity as President and CEO, the Executive agrees to perform the duties consistent with such office, and as may be reasonably assigned to him from time to time by the Board. The Executive may be required to serve as officer or director of one or more subsidiaries or affiliates of the Company or one or more entities in which the Company has an interest.
The Executive agrees to perform his duties to the best of his abilities. The Executive shall be expected to devote all of his time to perform his duties and to promote the success of the Company. The Executive is a fiduciary of the Company and shall act at all times in the Company’s best interests. The duties to be performed by the Executive shall include responsibility for managing all aspects of the operations of the Company. The Executive will be based in the Company's Calgary, Alberta offices.
2.    Compensation. All amounts expressed in this Agreement are U.S. Dollars unless stated otherwise. If an amount is expressed in Canadian Dollars, it will be converted to USD immediately

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prior to payment to the Executive, and payment will be made to the Executive in USD. For the services to be rendered by the Executive to the Company pursuant to this Agreement, the Executive shall be paid the following compensation and other benefits:
(a)    Salary. The Company shall pay the Executive an annual base salary of $2,000,000 USD payable in accordance with the Company's usual payroll practices, or such higher annual base salary as may be established by the Board from time to time. The Executive's annual base salary shall be referred to in this Agreement as the "Annual Salary". The Annual Salary shall be reviewed annually by the Board and may be increased, but shall not be decreased, without the Executive's consent.
(b)    Stock Option Plan. Subject to TSX approval, the Executive was granted 650,000 options on June 26, 2012 with a strike price of CAD $73.39 to acquire common shares of the Company, and he shall not be eligible to be considered for further grants of options unless the Board of Directors of the Company approves otherwise. Pursuant to the terms of such option grant, which is to be evidenced by a formal option agreement, (i) options vest in accordance with the schedule set out below, (ii) unvested options are forfeited if employment ceases prior to the expiry of this Agreement, except where due to a Change in Control and the Executive’s employment is terminated without Cause, each such capitalized term to be defined in the formal option agreement which will be the same as the definitions set out in the Company’s Amended and Restated Management Stock Option Incentive Plan dated February 28, 2012, and (iii) vested options may not be exercised until one year has expired following the date the Executive terminates employment with the Company.
Vesting:

•	25% of the options granted hereunder shall vest on the first anniversary of the grant date

•	25% of the options granted hereunder shall vest on the second anniversary of the grant date

•	25% of the options granted hereunder shall vest on the third anniversary of the grant date

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•	25% of the options granted hereunder shall vest on the fourth anniversary of the grant date
(c)    Annual Equity Grant. The Executive shall be entitled to receive an annual equity grant bonus to be based on the Company's profitability and such other factors to be determined annually by the Board, with such bonus to typically range between 0% and 200% of annual base salary with a target of 100%. Depending on the achievement of key financial, business and personal objectives set by the Board at the beginning of each year, the Executive is eligible to receive an annual incentive bonus in the form of deferred share units (“DSU”) in accordance with the Canadian Pacific Railway Limited Senior Executives Deferred Share Unit Plan (the “DSU Plan”). Notwithstanding the terms of the DSU Plan, the DSUs granted pursuant to this provision will (i) vest immediately, and (ii) be redeemed for their cash value determined and paid no earlier than one year following termination of employment.
(d)    Initial DSU Grant. The Company shall, on the Effective Date, grant to the Executive an Initial DSU Grant (the “Initial DSU Grant”) of 25,000 units in accordance with the terms of the DSU Plan. Notwithstanding the terms of the DSU Plan, the DSUs granted pursuant to this provision (the “Initial DSUs”) will (i) vest in accordance with the schedule set out below in this provision, (ii) be redeemed for their Market Value as defined in the DSU Plan determined and paid no earlier than one year following termination of employment, and (iii) in the event that the Executive’s employment with the Company ceases due to the Executive’s resignation or termination due to Cause (as defined in Section 8(b)(v) below), the unvested Initial DSUs shall be forfeited.
Vesting:

•	25% of the DSUs granted hereunder shall vest on the first anniversary of the grant date

•	25% of the DSUs granted hereunder shall vest on the second anniversary of the grant date

•	25% of the DSUs granted hereunder shall vest on the third anniversary of the grant date

•	25% of the DSUs granted hereunder shall vest on the fourth anniversary of the grant date

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(e)    Pension. The Executive shall participate in the defined contribution option of the Canadian Pacific Railway Company Pension Plan (the Registered Plan) and, in addition, the Company hereby establishes for the Executive a supplemental executive retirement arrangement or other arrangement that is not subject to the Pension Benefits Standards Act, 1985 (Canada) or such other pension standards laws in Canada as may apply from time to time (the “SERP”) with the following terms:

•	the Executive shall receive $1.5 million USD per year on a non‑indexed basis from the SERP;

•
for greater certainty, the aforementioned amount under the SERP is in addition to and shall not be reduced by the annual annuity which may be purchased at the date payments commence or are to commence from the amounts held for the benefit of the Executive in the Company’s Registered Plan;

•
payments under the SERP shall be made in non-indexed, equal monthly instalments during the Executive’s lifetime and shall commence on the last day of the month following the sixth month in which he retires or terminates employment for any reason provided that the first payment will be in the amount of one-half of the annual payment;

•	amounts payable under the SERP shall be forfeited if the Executive is in breach of the non‑competition or non‑solicitation covenants contained in this Agreement;

•
in the event that the Executive dies and the Executive’s spouse, Jeannie Harrison remains married to the Executive at the time of his death and survives him, the Company shall pay to her from the SERP, in non-indexed, equal monthly installments, an annual pension during her lifetime equal to 70% of the annual amount that would have been paid to the Executive; and

•
notwithstanding the foregoing, no benefits shall be payable under the SERP in any month to the extent that the Executive receives payments in the same month on and after the Effective Date in respect of supplemental pensions from the Canadian

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National Railway Company, Illinois Central Railroad Company or any of their affiliates (the “Predecessors”) and the Executive shall re-pay to the Company any amounts paid by it under the SERP to the extent that such amounts are paid retroactively by the Predecessors.

•	The Executive is not eligible to participate in any other Supplemental Retirement Arrangement provided by the Company.
(f)    Housing. The Company shall provide reasonable accommodation for the Executive in the City of Calgary, commensurate with the Executive’s position as President and CEO. It is understood that the Executive shall be responsible for applicable income taxes on this benefit.
(g)    Corporate Jet. The Company prefers the Executive, whenever possible, to use its corporate aircraft when the Executive travels by air within continental North America whether such travel is business related or for reasonable personal use. It is understood that the Executive shall be responsible for applicable income taxes on this benefit.
(h)    Car Allowance. The Executive shall have a vehicle leased for business and personal use in accordance with the Company’s Vehicle Policy. It is understood that the Executive shall be responsible for applicable income taxes on this benefit.
(i)    Benefits. The Company shall reimburse the Executive for the amounts he pays to maintain his current U.S. supplementary health coverage.
With respect to Canadian coverage, the Company shall arrange to provide the Executive with Canadian health coverage (which may include government provided coverage).
In addition, the Company shall pay for an executive medical examination once per year.
The Company shall not provide any other health and welfare benefits including, without limitation, life insurance or any form of short-term or long-term disability benefits. The Executive will waive his eligibility for all Canadian Pacific US management employee benefits including but not limited to the Health Care Plan for Management Employees, the Canadian Pacific Railway Savings Plan for US Management Employees and the Salaried Retirement Income.

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(j)    Withholdings. All compensation payments and severance payments to the Executive shall be made subject to required governmental withholdings.
(k)    Tax Equalization.
a.The Executive hereby represents that, throughout his employment with the Company hereunder, for the purposes of the Income Tax Act (Canada) and the Canada – United States income tax convention (the “Treaty”), the Executive (i) is a resident of the State of Florida in the United States (“U.S.”), (ii) is not, and is not deemed to be, a resident of Canada, and (iii) is entitled to the benefits of the Treaty.
b.The Company agrees to pay the Executive a tax equalization amount representing incremental income tax, if any, as a result of working for the Company in Canada with respect to taxable income specified herein, the overall intent being that the Executive shall, on an after-tax basis, receive the same amount that he would have received had the Executive earned such income entirely in Florida. The income used to calculate the payment will be the Annual Salary, Initial Option Grant, Initial DSU Grant and all employment benefits which are taxable, (collectively, the “Remuneration”).
c.The parties will determine, for any particular calendar year, (i) the notional amount of U.S. federal and Florida income tax payable by the Executive in respect of the Remuneration, on the assumption that the Executive is not subject to any Canadian taxes for the year (“U.S. Notional Taxes”), and (ii) the actual aggregate Canadian federal and Alberta income taxes and U.S. federal and Florida income taxes imposed on the Executive for the year in respect of the Remuneration, inclusive of any applicable foreign tax credits or deductions which the Executive may claim (“Canada/U.S. Taxes”). To the extent that the amount of Canada/U.S. Taxes payable exceeds the U.S. Notional Taxes, the Company will pay the Executive the difference as soon as reasonably practicable following such determination.
d.All determinations required to be made under this Section 2(k) shall be made in the first instance by an internationally recognized accounting firm appointed by the Company and reasonably acceptable to the Executive. All fees and expenses of the tax accounting firm shall be borne solely by the Company.

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e.If the Company is required by law to deduct any amount of income taxes in respect of the payment of the tax equalization amount to the Executive, such amount shall be increased as necessary so that after making all the required deductions, the Executive receives an amount equal to the sum he would have received had no such deductions been made, on an after-tax basis.
f.The Executive will be responsible for compliance with all applicable tax laws and regulations and for the payment of all income taxes, property taxes, customs duties, fees, licenses and other taxes imposed on the Executive by any taxation authority in Canada, the U.S. or elsewhere. Further, interest and penalties that are the result of the Executive failing to file Canadian or U.S. income taxes on a timely or correct basis shall be for the account of the Executive.
g.The Executive agrees to cooperate in good faith with the Company, but at its sole expense, to avoid (to the extent reasonably practicable, through tax structuring or otherwise) incurring any taxes, or associated interest or penalties, that would give rise to a right to a tax equalization payment.
3.    Expenses. The Company shall promptly reimburse the Executive for his actual out‑of‑pocket expenses incurred in carrying out his duties hereunder in the conduct of the Company's business, which expenses shall be limited to ordinary and customary items and which shall be supported by vouchers, receipts or similar documentation submitted in accordance with the Company's expense reimbursement policy and as required by law.
4.    Vacations and Leave. The Executive shall be entitled to up to five (5) weeks of annual paid vacation per year, and any additional other leave time as is provided for under the Company's personnel policies applicable to executives of the Company. The Company encourages the taking of vacation time during the year in which the vacation time is earned. At the end of any calendar year unused vacation days will be forfeited.
5.    Non‑Disclosure of Confidential Information.
(a)    The Executive acknowledges that, as a result of his employment by the Company, he has and will be making use of, acquiring, and/or adding to the Company’s Confidential Information (as defined below). Except as required in the performance of the Executive's

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duties under this Agreement or except in those instances in which the Executive reasonably determines, in good faith, that use or disclosure of Confidential Information is in the best interests of the Company, the Executive will not use or disclose to third parties, directly or indirectly, any Confidential Information, either during his employment or anytime following cessation of his employment. Notwithstanding the foregoing, the Executive will be permitted to disclose any Confidential Information to the extent required by validly issued legal process or court order.
(b)    As used herein, "Confidential Information" means all confidential and proprietary information of the Company, including any business plan, compilation, list, program, device, formula, pattern, method, technique or process, that: (i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means, by other persons who can obtain economic value from its disclosure or use; (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy; and (iii) is owned by the Company. For purposes of this Agreement, "Confidential Information" includes both information disclosed to the Executive by the Company and information developed by the Executive in the course of his employment with the Company. The types and categories of information which the Company considers to be its Confidential Information include but are not limited to information concerning the Company's management, financial condition, financial operations, employee lists, customer lists (including potential customers and prospects), pricing information, sales activities, marketing activities, sales and marketing strategies and business plans.
The parties agree that as used herein, "Confidential Information" shall not include the following: (i) information that at the time of disclosure is in the public domain; or (ii) information that, after disclosure, becomes part of the public domain by publication or otherwise through no fault of the Executive.
(c)    The Company may also advise the Executive from time to time as to restrictions upon the use or disclosure of specified information that has been licensed or otherwise disclosed to the Company by third parties pursuant to license or confidential disclosure agreements that contain restrictions upon the use or disclosure of such information. The Executive agrees to abide by the restrictions upon use and/or disclosure contained in such agreements to the extent such restrictions do not conflict with this Agreement. In addition,

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the Executive will not use or disclose to the Company any confidential or proprietary information belonging to others including, but not limited to Canadian National Railway Company (“CN”), without the consent of the person to whom such information belongs.
6.    Property of the Company/Assignment of Developments. All documents, encoded media, and other tangible items provided to the Executive by the Company, or prepared, generated or created by the Executive or others in the performance of the Executive's duties under this Agreement are the property of the Company. Upon cessation of the Executive's employment with the Company, the Executive will promptly deliver to the Company all such documents, media and other items in his possession, including all complete or partial copies, recordings, abstracts, notes or reproductions of any kind made from or about such documents, media, items or information contained therein. The Executive will neither have nor claim any right, title or interest in any trademark, service mark or trade name owned or used by the Company.
7.    Non‑solicitation of Clients/Covenants Against Competition.
(a)    The Executive acknowledges that by reason of his employment the services he renders to the Company are of a special or unusual character with a unique value to the Company, the loss of which the Company believes cannot adequately be compensated by damages in an action at law. In view of the Confidential Information known or to be obtained by, or disclosed to the Executive, as set forth above, and as a material inducement to the Company to enter into this Agreement, the Executive covenants and agrees during his employment with the Company and during the Covenant Period (as defined below), the Executive will not, except as otherwise authorized by this Agreement, directly or indirectly, anywhere in North America, own, manage, engage in, operate, control, work for, consult with, render services for, do business with, maintain any interest in (proprietary, financial or otherwise) or participate in the ownership, management, operation or control of, any business, whether in corporate, proprietorship or partnership form or otherwise, engaged in the business of a Class 1 Railroad (the "Restricted Business") including but not limited to CN, provided, however, that the restrictions contained in this Agreement shall not restrict the acquisition by the Executive, directly or indirectly, of less than 2% of the outstanding capital stock of any publicly traded company engaged in a Restricted Business or the acquisition of an interest in any company which purchases an interest in any entity in the Company.

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As used herein, the "Covenant Period" shall mean the period of the Executive's employment with the Company and twenty four (24) months following the termination of the Executive's employment, regardless of the reason for termination.
(b)    The Executive further covenants and agrees that during the Covenant Period, the Executive shall not, directly or indirectly: (i) cause, solicit, induce or encourage any employee of the Company to leave such employment or hire, employ or otherwise engage any such individual; or (ii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of the Company (including any existing or former customer of the Company and any person or entity that becomes a client or customer of the Company after termination of the Executive’s employment) or any other person or entity who has a material business relationship with the Company, to terminate or modify any such actual or prospective relationship. As used in this Agreement, a "former customer" is a person or entity which has been a customer of the Company within the immediately preceding twenty four (24) month period from the date of solicitation, and a "prospective client or customer" is a person or entity to which the Company has submitted a proposal in writing to perform services within the immediately preceding twenty four (24) month period from the date of solicitation. For purposes of this Section 7(b), general newspaper and other media advertisements shall not be considered solicitation of Company employees.
(c)    In the event that the Executive resigns during the Term of this Agreement and is in violation of either Section 7(a) or 7(b), the Executive must repay to the Company the amounts previously paid for the Executive’s benefit, as such amounts are more fully set out in the Indemnity Transfer Agreement which is to be executed. The Executive further agrees that for the 2 year period following the termination of this Agreement he will not contravene Section 7(a) of this Agreement in respect to CN. In the event of his resignation, the 2 year non-solicitation period referred to in Section 7(b)will be extended to a 5 year period.
(d)    In the event that the Executive, during the Term of this Agreement, is  terminated without Cause or by the Executive for Good Reason (the “Termination”) he shall be entitled to seek employment or provide consulting services to a Class 1 Railroad in North America, except in the case of CN in which case, the Executive agrees as of the date of the Termination,  to (i) refrain from working for CN for a 2 year period; (ii) agree to extend the Covenant Period in respect to non-solicitation for 5 years; and (iii) shall repay to the

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Company the amounts previously paid for the Executive’s benefit, as such amounts are more fully set out in the Indemnity Transfer Agreement which is to be executed, if he works for CN within 2 years of the Termination.
8.    Term, Termination and Effects of Termination.
(a)    This Agreement shall become legally binding and effective immediately upon the Effective Date and this Agreement and the Executive's employment shall continue for four (4) years, unless earlier terminated as provided herein. The word "Term" shall refer to the period of the Executive's employment under this Agreement.
(b)    The employment of the Executive and this Agreement may be terminated as follows:
(i)    Death. By the Company upon the death of the Executive. In the event of a termination of the Executive's employment due to the death of the Executive, the Company shall pay first to the Executive's surviving spouse, if applicable, or second to the person designated in writing to the Company by the Executive, or third, to the Executive's estate or legal representative, in a lump‑sum within thirty (30) days of the date of death, (A) any accrued but unpaid prorata Annual Salary, provided for in Section 2(a) above, (B) any accrued but unpaid expenses required to be reimbursed under Section 3 above, (C) any unused vacation under Section 4 above as of the date of death, (D) any vested stock options granted on June 26, 2012 (provided such options are exercised in accordance with the terms of the option agreement governing the same), and all DSUs, whether vested or unvested, shall be redeemable one year after the Executive’s death, and (E) any other amounts owing, but still unpaid, to the Executive.
(ii)    Disability. For the purpose of this Agreement, "Disability" means a mental or physical disability whereby the Executive:

(A)
is unable, due to illness, disease, mental or physical disability or similar cause, to fulfill his obligations as an executive of the Company for any consecutive six (6) month period, or for any period of eight (8) or more months (whether consecutive or not) in any consecutive twelve (12) month period; or

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(B)	is declared by a Court of competent jurisdiction to be mentally incompetent or incapable of managing his affairs; and

(C)	the disability cannot be accommodated by the Company without causing undue hardship to the Company.
In the event of the Executive's Disability, the Company may terminate this Agreement and the Executive's employment by providing thirty (30) days prior written notice to the Executive. Upon termination of the Executive's employment due to Disability, the Company shall have no further obligation to the Executive, with the exception that the Executive shall continue to be entitled to (A) any accrued but unpaid prorata Annual Salary provided for in Section 2(a) above for services rendered through the date of termination, (B) any accrued but unpaid expenses required to be reimbursed under Section 3 above, (C) any unused vacation under Section 4 above as of the date of termination, (D) any vested stock options granted on June 26, 2012 (provided such options are exercised in accordance with the terms of the option agreement governing the same), and all DSU’s, whether vested or unvested, shall be redeemable one year after the Executive’s death, and (E) any other amounts owing, but still unpaid, to the Executive.
(iii)    By the Executive with Good Reason. By the Executive, with "Good Reason", at any time upon written notice to the Company (following any applicable notice and failure to cure). For purposes of this Agreement, "Good Reason" means: (A) the Company's uncured breach of its obligations under any material term or provision of this Agreement; or (B) the relocation of the office in which the Executive is based (set forth in Section 1 above) to a location more than twenty‑five (25) miles from such location. In the event that the Executive believes that Good Reason, as defined above, exists for him to terminate this Agreement and his employment with the Company and if he intends to so resign, then he shall give written notice of such intent, which notice shall set forth in detail the reasons that the Executive believes Good Reason exists; provided that, if the Good Reason involves the failure of the Company to pay the Executive compensation, no notice period shall be required and no opportunity to cure shall be offered to the Company as a condition precedent

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to termination. Otherwise, the Company shall have thirty (30) days to cure the Good Reason stated in the notice.
In the event of a termination of the Executive's employment by him with Good Reason, the Company shall pay to the Executive in a lump sum, within 30 days: (A) a retiring allowance in the amount of $2,000,000 USD less amounts required by law to be withheld (B) any accrued but unpaid prorata Annual Salary provided for in Section 2(a) above for services rendered through the date of termination, (C) any accrued but unpaid expenses required to be reimbursed under Section 3 above, (D) any unused vacation under Section 4 above as of the date of termination, (E) any other amounts owing, but still unpaid, to the Executive, and (F) any vested stock options granted on June 26, 2012 (provided such options are exercised in accordance with the terms of the option agreement governing the same), and all DSU’s, whether vested or unvested, shall be redeemable one year after termination. Unvested awards under the stock option plan shall be forfeited.
(iv)    Voluntarily by the Executive without Good Reason. By the Executive upon thirty (30) days advance written notice to the Company, for any reason other than "Good Reason." In the event of a termination of this Agreement and the Executive's employment by him without Good Reason, the Company shall pay to the Executive, in a lump‑sum within thirty (30) days of the date of termination, (A) any accrued but unpaid prorata Annual Salary provided for in Section 2(a) above for services rendered through the date of termination, (B) any accrued but unpaid expenses required to be reimbursed under Section 3 above, and (C) any unused vacation under Section 4 above as of the date of termination, and (D) any other amounts owing, but still unpaid, to the Executive. The Executive will not be entitled to any unvested stock options granted on June 26, 2012 or other bonus or portion thereof for the year in which such termination occurs, but the Executive will be entitled to any vested stock options granted on June 26, 2012, exercisable in accordance with the terms of the option agreement governing the same, and all DSU’s, whether vested or unvested, shall be redeemable one year after termination.
(v)    By the Company for Cause. By the Company for Cause immediately upon written notice to the Executive. For purposes of this Agreement, "Cause" means

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any one of the following: (A) the commission by the Executive of any willful act of dishonesty, misappropriation, embezzlement or fraud against the Company or in the course of, related to or connected with the business of the Company; (B) a material breach by the Executive of any of his obligations under this Agreement, which breach remains uncured for a period of thirty (30) days after written notice to the Executive setting forth in detail the particulars of the breach; or (C) any act or omission which constitutes "just cause" at common law for summary termination of the Executive's employment.
In the event of a termination of the Executive's employment by the Company for Cause, the Company shall pay to the Executive, in a lump‑sum within thirty (30) days of the date of termination, (A) any accrued but unpaid prorata Annual Salary provided for in Section 2(a) above for services rendered through the date of termination, and (B) any accrued but unpaid expenses required to be reimbursed under Section 3 above, and (C) any unused vacation under Section 4 above as of the date of termination. The Company may offset from the amounts due to the Executive under this Section 8(b)(v) all sums, if any, due from the Executive to the Company, for which the Employee has previously agreed. The Executive will not be entitled to exercise any stock options granted on June 26, 2012 (whether vested or not), or other bonus or portion thereof for the year in which such termination occurs or any other amounts owing but still unpaid, to the Executive, except that all vested DSU’s, shall be redeemable one year after termination.
(vi)    By the Company without Cause. By the Company upon thirty (30) days advance written notice to the Executive, for any reason other than Cause.
In the event of a termination of the Executive's employment by the Company without Cause, the Company shall pay to the Executive, in a lump‑sum within thirty (30) days of the date of termination, (A) retiring allowance in the amount of $2,000,000 USD, less amounts required by law to be withheld, (B) any accrued but unpaid prorata Annual Salary provided for in Section 2(a) above for services rendered through the date of termination, (C) any accrued but unpaid expenses required to be reimbursed under Section 3 above, (D) any unused vacation under Section 4 above as of the date of termination, (E) any other amounts owing, but still unpaid,

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to the Executive, and (F) any stock options granted on June 26, 2012 (provided such options are exercised in accordance with the terms of the option agreement governing the same), and all DSUs, whether vested or unvested, shall be redeemable one year after termination. Unvested stock options granted on June 26, 2012 shall be forfeited.
(vii)    Change of Control. A "Change of Control" for the purposes of this Agreement shall mean the transfer or acquisition to or by a person (other than an entity in the Company, or a transfer between a shareholder of the Company and such shareholder's estate planning trust or entity) of twenty (20%) percent or more of the voting shares of the Company. If the Executive’s employment is terminated pursuant to Section 8(iii) or 8(vi) within 12 months of the Change in Control taking place, the Executive shall be entitled to the payments pursuant to Section 8(b)(vi) above, except that instead of the $2 million payment the Executive will receive a lump sum payment equivalent to 24 months Annual Salary or, if there is less than two years remaining in the Term, a lump sum payment equivalent to Annual Salary for the period remaining until the end of the Term.
The Executive acknowledges that the payments provided pursuant to this Agreement supersede and replace any and all rights to reasonable notice of termination that the Executive might otherwise be entitled to at common law, and the Executive expressly waives any rights to such notice. The Executive agrees that the payments are deemed conclusively to be reasonable notice of termination and specifically include all amounts owed for termination and/or severance pay arising under any contract, statute, common law or otherwise.
9.    Resignation From All Positions Upon Termination and Release. The Executive hereby agrees that he shall resign from all other positions held by him with the Company and any entity in the Company, including without limitation any position as a director, officer, agent, trustee or consultant unless otherwise agreed with the Company, effective on the date when the Executive's employment with the Company terminates. In addition, and in exchange for any severance payment paid to the Executive pursuant to Sections 8(b)(iii),(vi) and (vii), above, the Executive shall sign a full and final release of the Company in a form satisfactory to the Company, acting reasonably, which release shall not impose any post-employment obligations on the Executive beyond those set forth in this Agreement.

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10.    Post‑Termination Cooperation. The Executive shall, for a period of two years following the termination of the Executive’s employment for any reason (including but not limited to retirement or the end of the Term), cooperate with the Company’s reasonable requests relating to (A) matters that pertain to the Executive’s employment with the Company and the transition of duties to the Executive’s successor; and (B) any legal proceedings involving the Company or any of its affiliates.
11.    Indemnification. The Company shall indemnify the Executive, and hold him harmless, to the maximum extent permitted under law, if he is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the Company, by reason of the fact that the Executive is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expenses, including attorneys' fees, judgments, fines and amounts paid in settlement. To the extent permitted by applicable law, this Indemnity includes the obligation of the Company to pay for and provide defense legal counsel for the Executive and to pay the costs of the defense as the same are incurred. The Company may, but is not required to, procure directors' and officers' liability insurance to cover any such indemnification obligation. In the event the Company is indemnifying the Executive under this Agreement, the Company may select and engage the legal counsel representing the Executive.
12.    Waiver. A party's failure to insist on compliance or enforcement of any provision of this Agreement shall not affect the validity or enforceability or constitute a waiver of future enforcement of that provision or of any other provision of this Agreement by that party or any other party.
13.    Governing Law; Costs and Remedies. This Agreement shall in all respects be subject to, and governed by, the laws of the Province of Alberta without giving effect to its conflict of laws principles. In addition to any remedies that may be available at law or in equity as a result of a breach of this Agreement, in the event of a breach or threatened breach by the Executive of any of the covenants in Sections 5, 6 or 7 above, the Company shall have the right to seek monetary damages and equitable relief, including, without limitation, specific performance by means of an injunction against the Executive to prevent or restrain any such breach.
14.    Severability. If for any reason any Section, term or provision of this Agreement is held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any

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other provision hereof, and this Agreement shall be construed and enforced as if such provision had not been included herein and all other valid provisions herein shall remain in full force and effect. In the event that any provision of Section 7 above relating to the time period and/or the areas of restriction and/or related aspects shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems reasonable and enforceable, the time period and/or areas of restriction and/or related aspects deemed reasonable and enforceable by the court shall become and thereafter be the maximum restriction in such regard, and the restriction shall remain enforceable to the fullest extent deemed reasonable by such court.
15.    Notice. Any and all notices and other communications required or permitted herein shall be in writing and deemed delivered if delivered personally, or sent by recognized overnight courier or registered or certified mail to the Company at its principal place of business, or to the Executive at the address hereinafter set forth following the Executive's signature, or at such other address or addresses as either party may hereafter designate in writing to the other, except that such notice of change of address will only be effective upon receipt.
16.    Amendments. This Agreement may be amended at any time by mutual consent of the parties hereto, with any such amendment to be invalid unless in writing, signed by the Company and the Executive.
17.    Entire Agreement. This Agreement contains the entire agreement and understanding between the Executive and the Company with respect to the employment of the Executive with the Company. The parties agree that no prior representations, promises, agreements, or understandings, written or oral, with respect to such employment not contained in this Agreement shall be of any force or effect.
18.    Continuing Terms. The Company and the Executive agree that in the event of cessation of the Executive's employment, and regardless of the reason for such cessation, the Executive shall continue to owe the Company fiduciary obligations and the provisions of Sections 5, 6, 7, and 9 through 19 of this Agreement shall continue to be in full force and effect in accordance with their terms.
19.    Burden and Benefit. This Agreement may not be assigned by either party hereto without the prior written consent of the other party. This Agreement, together with any amendments hereto,

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shall be binding upon the Company's successors and will inure to the benefit of the Executive's estate, heirs and personal representatives.
20.    Headings. The various headings in this Agreement are inserted for convenience only and are not part of the Agreement.
21.    Company Clawback Policy. The Executive agrees to be bound by the Company’s Clawback Policy for Executives, as amended from time to time, and to execute a copy of the policy.
22.    Counterpart. The parties agree to execute this Agreement in counterpart and the separately executed versions shall be construed as one document.
IN WITNESS WHEREOF, the Company and the Executive have duly executed this Agreement intending to be bound by the terms set forth herein.

CANADIAN PACIFIC RAILWAY COMPANY
Per:	/s/ Paul Haggis
Name: PAUL HAGGIS
Title: Chair, Board of Directors
Date:
Per:	/s/ Stephen Tobias
Name: STEPHEN TOBIAS
Title: Director and Interim CEO
Date:
Per:	/s/ Krystyna Hoeg
Name: KRYSTYNA HOEG
Title: Director
Date:
/s/ Mark Wallace                    /s/ E. H. Harrison

Witness Mark Wallace	HUNTER HARRISON

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DOCS 11583413v13